Filed Pursuant to Rule 433

Registration Statement No. 333-264388

Bank of Montreal Market Linked Securities

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Broadcom Inc. and the Common Stock of NVIDIA Corporation due September 30, 2027

Term Sheet to Preliminary Pricing Supplement No. ARC 3979 dated September 16, 2024

Summary of Terms		Hypothetical Payout Profile (maturity payment amount)
Issuer :	Bank of Montreal

If the securities are not automatically called prior to stated maturity and the ending price is less than its downside threshold price, you will lose more than 40%, and possibly all, of the face amount of your securities at stated maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any Underlying Stock, but you will have full downside exposure to the lowest performing Underlying Stock if its ending price is less than its downside threshold price.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the securities is $964.20 per security. The estimated initial value of the securities on the pricing date may differ from this value but will not be less than $914.00 per security. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: sec.gov/Archives/edgar/data/927971/000121465924016444/x915240fwp.htm

Market Measures:	The common stock of Broadcom Inc. (“AVGO”) and the common stock of NVIDIA Corporation (“NVDA”) (each referred to as an “Underlying Stock,” and collectively as the “Underlying Stocks”).
Pricing Date*:	September 27, 2024
Issue Date*:	October 2, 2024
Face Amount and Original Offering Price:	$1,000 per security
Contingent Coupon Payments (with Memory Feature):

On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the stock closing price of the lowest performing Underlying Stock on the related calculation day is greater than or equal to its coupon threshold price. Each “contingent coupon payment,” if any, will be calculated per security as follows:

($1,000 × contingent coupon rate)/12.

Any contingent coupon payment will be rounded to the nearest cent, with one-half cent rounded upward. In addition, if the stock closing price of the lowest performing Underlying Stock on one or more calculation days is less than its coupon threshold price and, on a subsequent calculation day, the stock closing price of the lowest performing Underlying Stock on that subsequent calculation day is greater than or equal to its coupon threshold price, the securities will pay the contingent coupon payment due for that subsequent calculation day plus all previously unpaid contingent coupon payments (without interest on amounts previously unpaid).

Contingent Coupon Payment Dates:	Monthly, on the third business day following each calculation day; provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date
Contingent Coupon Rate:	At least 20.00% per annum, to be determined on the pricing date
Automatic Call:	If the stock closing price of the lowest performing Underlying Stock on any of the calculation days scheduled to occur from March 2025 to August 2027, inclusive, is greater than or equal to its starting value, the securities will be automatically called, and on the related call settlement date, you will be entitled to receive a cash payment per security equal to the face amount plus a final contingent coupon payment
Call Settlement Date:	Three business days after the applicable calculation day
Calculation Days*:	The 27th day of each month, commencing October 2024 and ending in September 2027 (the “final calculation day”)
Maturity Payment Amount (per security):

If the securities are not automatically called prior to the stated maturity date:

•   if the ending price of the lowest performing Underlying Stock on the final calculation day is greater than or equal to its downside threshold price: $1,000; or

•   if the ending price of the lowest performing Underlying Stock on the final calculation day is less than its downside threshold price:

$1,000 × performance factor of the lowest performing Underlying Stock on the final calculation day

Stated Maturity Date*:	September 30, 2027
Lowest Performing Underlying Stock:	For any calculation day, the “lowest performing Underlying Stock” will be the Underlying Stock with the lowest performance factor on that calculation day.
Performance Factor:	With respect to an Underlying Stock on any calculation day, its stock closing price on such day divided by its starting price (expressed as a percentage)
Starting Price:	With respect to each Underlying Stock, its stock closing price on the pricing date
Ending Price:	With respect to each Underlying Stock, its stock closing price on the final calculation day
Coupon Threshold Price:	With respect to each Underlying Stock, 70% of its starting price
Downside Threshold Price:	With respect to each Underlying Stock, 60% of its starting price
Calculation Agent:	BMO Capital Markets Corp., an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.325%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and WFS may pay 0.075% of the agent’s discount to WFA as a distribution expense fee
CUSIP:	06376BS41
Material Tax Consequences:	See the preliminary pricing supplement.
*subject to change ** In addition, selected dealers may receive a fee of up to 0.35% for marketing and other services.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Terms And Structure Of The Securities

•       If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.

•       The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.

•       The Securities Are Subject To The Full Risks Of Each Underlying Stock And Will Be Negatively Affected If Any Underlying Stock Performs Poorly, Even If The Other Underlying Stock Performs Favorably.

•       Your Return On The Securities Will Depend Solely On The Performance Of The Underlying Stock That Is The Lowest Performing Underlying Stock On Each Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlying Stock.

•       You Will Be Subject To Risks Resulting From The Relationship Among The Underlying Stocks.

•       You May Be Fully Exposed To The Decline In The Lowest Performing Underlying Stock On The Final Calculation Day From Its Starting Price, But Will Not Participate In Any Positive Performance Of Any Underlying Stock.

•       Higher Contingent Coupon Rates Are Associated With Greater Risk.

•       You Will Be Subject To Reinvestment Risk.

•       A Contingent Coupon Payment Date, A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

•       The Securities Are Subject To Credit Risk.

•       Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•       The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•       The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•       The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•       The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•       The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underlying Stocks

•       The Underlying Stocks Are Concentrated In One Sector.

•       Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Underlying Stocks And Therefore The Securities Are Subject To A Variety of Risks, As Discussed In More Detail In The Accompanying Product Supplement.

Risks Relating To Conflicts Of Interest

•       Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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